Filed pursuant to Rule 433
Registration Statement No. 333-180300-03
February 4, 2014
February 2014	Brokerage

Credit Suisse Structured Product Offering List

Please find the indicative terms for our February brokerage offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Yield Alternatives

18 Month RTY FXI High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [9.00% -11.00%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding coupon period and each subsequent coupon period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will be the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QGZ3	•[9.00%-11.00%]* p.a. if no Knock-In Event •Otherwise, 1.00% p.a. for remainder of term	Lowest Performing of: Russell 2000® Index and the iShares® China Large-Cap ETF	Approximately 70%of Initial Level; American Knock-In	Quarterly coupon periods	2.00%			2/25/14	2/28/14	8/28/15

Equity-Linked Alternatives

2 Year SX5E EFA Callable Cert Plus Securities
Prior to the Maturity Date, the Issuer may redeem the securities on March 6, 2015 for an amount equal to the principal amount of securities multiplied by the sum of 1 plus the Call Return, expected to be between [9.00%-11.00%]. Subject to early redemption, if the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times 125%. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QHC3	• If Final Level > Initial Level, then a positive return based on the uncapped percentage change from the Initial Level to the Final	Lowest Performing of: EURO STOXX 50® Index and	Approximately 70% of Initial Level; European Knock-In	2.00%			2/25/14	2/28/14	2/29/16

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Level multiplied by [125%]*.

• If Final Level < Initial Level and no Knock-In Event occurs, then the principal amount.

• If Final Level < Initial Level and Knock-In Event occurs, then a negative return corresponding to the depreciation of the Underlying.

iShares® MSCI EAFE® ETF

4 Year INDU Accelerated Barrier Notes
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times [110.0%-115.0%]*. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QGY6	• If Final Level > Initial Level, then a positive return based on the uncapped percentage change from the Initial Level to the Final Level multiplied by [110%-115%]*. • If Final Level < Initial Level and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level and Knock-In Event occurs, then a negative return corresponding to the depreciation of the Underlying.	Dow Jones Industrial AverageSM	Approximately 70% of Initial Level; European Knock-In	2.50%			2/25/14	2/28/14	3/1/18

4 Year SPX RTY Accelerated Barrier Notes
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times [125%-130%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QGX8	• If Final Level > Initial Level of Lowest Performing Underlying, then a positive return, uncapped, based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying multiplied by [125%-130%]*. • If Final Level < Initial Level of Lowest Performing Underlying and no Knock-In Event occurs, then the principal amount. • If Final Level < Initial Level of Lowest Performing Underlying and Knock-In	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 60% of Initial Level; European Knock-In	3.00%			2/25/14	2/28/14	3/1/18

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Event occurs, then a negative return corresponding to the depreciation of the Lowest Performing Underlying.

Contact Info.
Financial Products Group
Contact Information

Toll Free Group Number:	1-877-346-7763
Group Email Address:	structured.notes@credit-suisse.com

Credit Suisse Contact Information

Elaine Sam	James Bass	Javier Garcia	Andy Martin
elaine.sam@credit-suisse.com	james.bass@credit-suisse.com	Javier.garciagarduno@credit-suisse.com	andrew.martin@credit-suisse.com
212 325 5072	212 538 4488	212 325 0433	212 538 2645

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.